Exhibit 99.1

Contact:

Sameer Desai Senior Director, Corporate Development & Investor Relations TTM Technologies, Inc. +1 714 327 3050 sameer.desai@ttmtech.com

FOR IMMEDIATE RELEASE

TTM Technologies, Inc. Announces Retirement of Board Member and Appointment of a New Chairman

Santa Ana, CA — May 12, 2021 — TTM Technologies, Inc. (NASDAQ:TTMI), a leading global printed circuit board (“PCB”) and radio frequency (“RF”) components and assemblies manufacturer, announced today that Robert E. Klatell has retired from his position as Chairman of the Board and Board member of TTM in accordance with TTM’s Corporate Governance Policy that proscribes a mandatory retirement for Directors at the age of 75. Mr. Klatell has served as a Director of our Company since September 2004 and our Chairman of the Board since May 2005.

TTM also announced that effective May 12, 2021, Rex D. Geveden has been appointed by the unanimous vote of the remaining Directors to serve as Chairman on the Company’s Board of Directors. Mr. Geveden has served as a Director on TTM’s board since 2018 and currently is the president and chief executive officer of BWX Technologies, Inc. (NYSE:BWXT), a $2.1 billion nuclear industrial conglomerate headquartered in Lynchburg, VA. Previously, Mr. Geveden was executive vice president at Teledyne Technologies Incorporated, a provider of electronic subsystems and instrumentation for aerospace, defense and other uses. Mr. Geveden is a former Associate Administrator of the National Aeronautics and Space Administration (“NASA”), where he was responsible for all technical operations within the agency’s $16 billion portfolio and served in various other positions with NASA in a career spanning 17 years. Mr. Geveden holds both a bachelor’s and master’s degrees in physics from Murray State University.

“We are very appreciative of the exceptional service of Rob Klatell over the years. We have benefitted immeasurably from his leadership as the Board’s Chairman and his many other contributions to the success of TTM, particularly as we strengthened our company through strategic acquisitions and divestitures aimed at further differentiating our leading position in the PCB industry,” said Tom Edman, President and CEO of TTM. “We are also pleased to have Rex take the helm as our next Chairman. His extensive background in industrial technology, coupled with his experience in the aerospace and defense sector, will bolster the Board’s capabilities as we look forward to the future for TTM.”

After Mr. Klatell’s retirement and Mr. Geveden’s appointment, TTM’s Board will consist of eight directors, seven of whom are independent under NASDAQ rules.

About TTM TTM Technologies, Inc. is a leading global printed circuit board manufacturer, focusing on quick-turn and volume production of technologically advanced PCBs and backplane assemblies as well as a global designer and manufacturer of high-frequency radio frequency (RF) and microwave components and assemblies. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.